Exhibit 4.4

TRINIDAD

This Deed was prepared by me,

/s/ Nicholas Sinanan

Attorney at Law

Johnson, Camacho & Singh

First Floor, Briar Place

10 Sweet Briar Road

Port of Spain

THIS DEED OF AMENDMENT is made this 4th day of July in the Year of Our Lord Two Thousand and Twelve Between FIRSTCARIBBEAN INTERNATIONAL BANK (TRINIDAD & TOBAGO) LIMITED (formerly called FIRSTCARIBBEAN INTERNATIONAL BANKING & FINANCIAL CORPORATION LIMITED) a company incorporated under the laws of the Republic of Trinidad and Tobago with its registered office at 74 Long Circular Road, Maraval, in the Island of Trinidad (hereinafter called “the Company”) of the One Part and POLANC TRUSTS LIMITED a company incorporated under of the laws of the Republic of Trinidad and Tobago with its registered office at 17-19 Pembroke Street in the City of Port of Spain, in the Island of Trinidad (hereinafter called “the Trustee”) of the Other Part.

WHEREAS:-

A.                                  This Deed is supplemental to a certain Trust Deed dated the 23rd day of March, 2007 (hereinafter referred to as “the Trust Deed”) made between the Company of the One Part and the Trustee of the Other Part whereby the Company determined to raise an aggregate amount of ONE HUNDRED AND NINETY FIVE MILLION TRINIDAD AND TOBAGO DOLLARS by the issue and sale of Guaranteed Subordinated Term Notes upon the terms and conditions of the Trust Deed.

B.                                  The Noteholders by a resolution in writing passed in accordance with the provisions contained in the Second Schedule of the Trust Deed by the requisite majority resolved that the Trust Deed be amended in the manner hereinafter appearing and directed the Trustee to execute these presents to give effect to the amendment.

C.                                  The Company has agreed to join in these presents for the purpose of recording its agreement to the amendment.

NOW THIS DEED WITNESSETH as follows:

1                                       Interpretation

1.1                             Terms defined in the Trust Deed have the same respective meanings in this Deed.

1.2                             Unless the context otherwise requires, references in the Trust Deed to ‘this Trust Deed’ shall be to the Trust Deed as amended by this Deed and otherwise from time to time.

1.3                             Subject to the provisions of this Deed, the Trust Deed shall remain in full force and effect and shall be read and construed as one document with this Deed.

2                                         Amendment of the Trust Deed

2.1                               With effect from the 20th day of June, 2012 the Trust Deed shall be and be deemed to be amended as follows:

(a)                                 Condition 1.01.05 contained in Part B of the First Schedule shall be deleted and replaced with the following new condition 1.01.05:

“1.01.05                                                 “Interest Period” means in respect of the Notes the period from the Closing Date to the 23rd day of September, 2007 and thereafter from the 23rd day of September to the 23rd day of March and from the 23rd day of March to the 23rd day of September in each year inclusive of both the first and last dates representing 23 semi-annual payments until the Notes are finally repaid.”

(b)                                 Condition 6.03.01 contained in Part B of the First Schedule shall be deleted and replaced with the following new condition 6.03.01:

“6.03.01                                                 The Rate of Interest in respect of the Guaranteed Subordinated Term Notes 2007-2018 is fixed for the first two years following the Closing Date at 7.90% per annum, then fixed for the next three years following at 8.15% per annum, then fixed for the next six months following at 8.75%, then fixed for the remaining six years following at 4.35% per annum (which such remaining six year period shall, for the avoidance of doubt, commence on the 23rd day of September, 2012).”

(c)                                  Condition 7.03 contained in Part B of the First Schedule shall be deleted and replaced with the following new condition 7.03:

“7.03                                                                  The Company shall be at liberty on the first Interest Payment Date following the fifth anniversary of the Closing Date to repay all or a portion of the principal amount then owing under the Notes, by giving 10 Business Days prior notice in writing and paying a penalty of 0.5% of the principal amount being repaid.”

(d)                                 All references in the Trust Deed and the Schedules thereto to “Guaranteed Subordinated Term Notes 2007-2017” and to the Notes maturing in “2017” be amended to refer to “Guaranteed Subordinated Term Notes 2007-2018” and to the Notes maturing in “2018” respectively.

3                                         General

3.1                               This Deed shall be governed by and construed in accordance with the laws of Trinidad and Tobago.

IN WITNESS WHEREOF the Seal of the Company was hereunto affixed the day and year first hereinabove written and the Common Seal of the Trustee was hereunto affixed the 4th day of July, 2012.

The Common Seal of	)
FIRSTCARIBBEAN	)	/s/ Ian Chinapoo
INTERNATIONAL BANK	)
(TRINIDAD & TOBAGO))
LIMITED was hereunto affixed by	)	/s/ Gregory Spicer
Gregory Spicer its Secretary	)
in the presence of Ian Chinapoo	)
)
one of the Directors of the Company by order and authority of the Board of Directors and in conformity with its by laws and signed by them in the presence of:	) ) )
)
/s/ Jerome Cadette

Jerome Cadette
74 Long Circular Road
Maraval
Transaction Management Officer
And of me,

/s/ Nicholas Sinanan

Attorney at Law

The Common Seal of POLANC TRUST LIMITED was hereunto affixed by Edward Albert Collier one of its Directors in the presence of another of its Directors of the Company by order and authority of the Board of Directors and in conformity with its by laws and signed by them in the presence of:

) )
	)	/s/ Edward Albert Collier
	)	Director
)
	)	/s/ Courtenay B. Williams
	)	Director
)
/s/ Kathleen Kwong	)
Secretary	)
)
)

And of me,

/s/ Nicholas Sinanan

Attorney at Law